As filed with the Securities and Exchange Commission on September 30, 2010
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
PRINCETON NATIONAL BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	36-3210283
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	identification no.)
606 S. Main Street
Princeton, Illinois 61356
(Address of principal executive offices, including zip code)
CITIZENS FIRST NATIONAL BANK
401(k) & PROFIT SHARING PLAN
(Full title of the plan)

Thomas D. Ogaard President and Chief Executive Officer	With a copy to: Timothy E. Kraepel, Esq.
Princeton National Bancorp, Inc.	Howard & Howard Attorneys PLLC
606 South Main Street	450 West Fourth Street
Princeton, Illinois 61356	Royal Oak, MI 48067-2557
(Name and address of agent for service)	(248) 645-1483

(815) 875-4444
(Telephone number, including area code, of agent for service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
	Amount	offering price	aggregate
	to be	per share	offering price	Amount of
Title of securities to be registered	registered	(1), (2)	(1), (2)	registration fee
Common Stock, par value $5.00 per share (3)	100,000	$5.28	$528,000	$37.65

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h).

(2)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein; plus, an indeterminate number of additional shares as may be issuable in the event of an adjustment as a result of an increase in the number of issued shares of Registrant’s Common Stock resulting from a subdivision of such shares, the payment of stock dividends or certain other capital adjustments.

(3)	Also includes an equal number of Rights to purchase shares of Registrant’s Series A Junior Participating Preferred Stock, which rights are not (a) separable from the shares of Common Stock; or (b) presently exercisable.

GENERAL INSTRUCTIONS
E. Registration of Additional Securities.
     This Registration Statement on Form S-8 is filed to register 100,000 additional shares of Common Stock issuable under the Citizens First National Bank 401(k) & Profit Sharing Plan (the “Plan”). Princeton National Bancorp, Inc.’s registration statements on Form S-8 filed with the Securities and Exchange Commission on August 22, 1996 (File No. 333-10641), April 21, 2006 (File No. 333-133448) and August 29, 2008 (File No. 333-153251) are incorporated herein by reference, except to the extent that the items in this registration statement update such information contained in the prior registration statement. This Registration Statement is filed to register an additional 100,000 shares and is filed pursuant to General Instruction E to Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant (File No. 0-20050) are incorporated in this Registration Statement by reference:
     (1) Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009;
     (2) Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;
     (3) Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010;
     (4) Registrant’s Current Report on Form 8-K filed on January 29, 2010, March 17, 2010, April 30, 2010, and May 4, 2010 (other than the portions that are not deemed to be filed);
     (5) all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since December 31, 2009;
     (6) the information contained in the Registrant’s definitive Proxy Statement dated March 29, 2010 relating to its Annual Meeting of Stockholders (other than the portions that are not deemed to be filed);
     (7) the description of Registrant’s Common Stock, $5.00 par value which is contained in Registrant’s Registration Statement on Form 8-A filed with the Commission under the Exchange Act effective May 8, 1992, including any amendments or reports filed for the purpose of updating such description; and
     (8) the description of Registrant’s preferred share purchase rights which is contained in Registrant’s Registration Statement on Form 8-A filed with the Commission under the Exchange Act effective August 1, 2003, including any amendments or reports filed for the purpose of updating such description.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the General Corporation Law of the State of Delaware (“Section 145”), Article VII of the Registrant’s Amended and Restated Certificate of Incorporation, and Article VIII of the Registrant’s By-Laws, as restated, provide for the indemnification of the Registrant’s directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act of 1933. The general effect of these provisions is to provide that the Registrant shall indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in the proceeding in which such persons are made a party by reason of being or having been a director or officer of Registrant, but only if it is determined that they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Such determination may be made by (i) a majority vote of a quorum consisting of disinterested directors, (ii) an independent legal counsel in a written opinion (if no such quorum is available or if a quorum of disinterested directors so directs), or (iii) the stockholders. The Registrant will pay expenses incurred by its directors and officers prior to the final disposition of such action, suit or proceeding, if the director or officer undertakes to repay such amount if it is ultimately determined that they are not entitled to be indemnified by the Registrant.
     The Registrant has insurance which, subject to certain policy limits, deductible amounts and exclusions, insures directors and officers of the Registrant for liabilities incurred as a result of acts committed in their capacity as directors and officers or claims made against them by reason of their status as directors or officers.
     As permitted pursuant to Section 102(b)(7) of the General Corporation Law of the State of Delaware, the Amended and Restated Certificate of Incorporation of the Registrant eliminates the personal monetary liability of a director of the Registrant or its stockholders for breach of fiduciary duty as a director, except for liability that results from (i) any breach of the director’s duty of loyalty to the Registrant or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) Section 174 of the General Corporation Law of the State of Delaware (which Section pertains to a director’s liability for unlawful payments of dividends or unlawful stock purchases or redemptions); or (iv) any transaction from which the director derived an improper personal benefit.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The exhibits filed herewith or incorporated by reference herein are set forth below in the Exhibit Index filed as part of this registration statement.
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of Illinois, on September 30, 2010.

PRINCETON NATIONAL BANCORP, INC. (Registrant)
By:	/s/ Thomas D. Ogaard
Thomas D. Ogaard
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas D. Ogaard Thomas D. Ogaard	President, Chief Executive Officer and Director (Principal Executive Officer)	September 30, 2010

/s/ Todd D. Fanning Todd D. Fanning	Executive Vice President, Chief Financial Officer and Director (Principal Accounting and Financial Officer)	September 30, 2010

Craig O. Wesner	Chairman of the Board and Director	September 30, 2010

** Gretta E. Bieber	Director	September 30, 2010

Signature	Title	Date

** Gary C. Bruce	Director	September 30, 2010

** Sharon L. Covert	Director	September 30, 2010

** John R. Ernat	Director	September 30, 2010

** Mark Janko	Director	September 30, 2010

** Willard O. Lee	Director	September 30, 2010

Ervin I. Pietsch	Director	September 30, 2010

** Stephen W. Samet	Director	September 30, 2010

**	By:	/s/ Thomas D. Ogaard
Thomas D. Ogaard, Attorney-in-Fact

     The Plan. Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of Illinois, on September 30, 2010.

CITIZENS FIRST NATIONAL BANK 401(k) & Profit Sharing Plan
By:	/s/ Thomas D. Ogaard
Thomas D. Ogaard
President of Citizens First National Bank, as Plan Sponsor

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Amended and Restated Certificate of Incorporation, including amendments thereto (incorporated by reference from Exhibit 4.1 to the Princeton National Bancorp, Inc. Registration Statement on Form S-3 (Registration No. 333-157451)).

4.2	Bylaws (incorporated by reference from Exhibit 3.2 of the 2007 Princeton National Bancorp, Inc. Annual Report on Form 10-K).

4.3	Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated by reference from Registration Statement on Form 8-A filed by Princeton National Bancorp, Inc. on August 1, 2003 (File No. 000-20050)).

4.4	Certificate of Designations for the Series B Preferred Stock (incorporated by reference from Exhibit 3.1 to the Form 8-K filed on January 27, 2009).

4.5	Trust Preferred Securities Indenture (incorporated by reference from Exhibit 4.1 from Princeton National Bancorp, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2005).

5.1	Opinion of Howard & Howard Attorneys PLLC.

5.2	IRS Determination Letter.

23.1	Consent of BKD, LLP.

23.2	Consent of Howard & Howard Attorneys PLLC (contained in their opinion filed as Exhibit 5.1).

24	Powers of Attorney.